Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 10, 2024
Registration Statement Nos. 333-259868 and 333-259868-12

**Full Pricing Details** Toyota Auto Receivables 2024-D Owner Trust

Joint Leads: Mizuho (str), Barclays, MUFG, RBC

CLS	TOTAL SIZE($MM)	OFFERED SIZE($MM)*	WAL	M/S**	BNCH	Spread	Yield(%)	Coupon(%)	Price($)
A-1	349.000	331.550	0.21	P-1/A-1+	I-CRV	+10	4.791	4.791	100.0000
A-2A	265.000	251.750	1.03	Aaa/AAA	I-CRV	+40	4.600	4.55	99.99349
A-2B	397.500	377.625	1.03	Aaa/AAA	SOFRA30A	+39			100.0000
A-3	597.500	567.625	2.46	Aaa/AAA	I-CRV	+51	4.443	4.40	99.99442
A-4	97.250	92.387	3.76	Aaa/AAA	I-CRV	+59	4.479	4.43	99.97321
B	43.750				**RETAINED**

** Expected ratings

Transaction Details:

* Ticker: TAOT 2024-D
* Offered Size: $1.62+bn
* Format: Public/SEC Registered
* Pricing speed: 1.30% ABS to 5% Call
* Expected Ratings: Moody’s/S&P
* ERISA Eligible: Yes
* US RR Eligible: Yes
* EU RR Eligible: No
* Min denoms: $1k x $1k
* Expected Settlement: October 17, 2024
* First Payment Date: November 15, 2024
* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Intex CDI File (Attached)
Intex Dealname: mztaot24d_upsize
Password: AJX7

CUSIPS:

A1 89239TAA0
A2A 89239TAB8
A2B 89239TAC6
A3 89239TAD4
A4 89239TAE2

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403